November 30, 2023	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES FINANCIAL DECLARES QUARTERLY DIVIDENDS ON COMMON AND PREFERRED STOCK; INCREASES COMMON STOCK REPURCHASE AUTHORIZATION

ST. PETERSBURG, Fla. - On November 30, 2023, the Raymond James Financial, Inc. (NYSE: RJF) Board of Directors declared a quarterly cash dividend on shares of its common stock of $0.45 per share, payable January 16, 2024 to shareholders of record on January 2, 2024. This is a 7.1% increase over the previous dividend of $0.42 per share paid on October 16, 2023.

The Board declared a quarterly dividend of $0.3984375 per depositary share of 6.375% Fixed-to-Floating Rate Series B Non-Cumulative Perpetual Preferred Stock (NYSE: RJF PrB) payable January 2, 2024, to shareholders of record on December 15, 2023.

The Board also authorized repurchase of the company’s shares of common stock in an aggregate amount of up to $1.5 billion. The $1.5 billion authorization replaces the previous repurchase authorization of $1.5 billion announced on December 1, 2022, under which approximately $700 million was remaining as of November 30, 2023. The repurchases may be made from time to time at prices that the company deems appropriate and subject to market conditions, applicable law, regulatory constraints in connection with previously announced acquisitions and other factors. Such repurchases may be made in the open market, in privately negotiated transactions, or otherwise. The Board’s authorization does not have a fixed expiration date. The repurchase authorization does not obligate the company to repurchase any dollar amount or number of securities and may be suspended or discontinued at any time.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,700 financial advisors. Total client assets are $1.24 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.

Forward Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future shareholder distributions. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available at www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.